Dalian RINO Environmental Engineering Science and Technology Co., Ltd. completes merger with Jade Mountain Corporation.

Jade Mountain Corporation completes $25 million private placement

Dalian, PRC October 12, 2007 - PR Newswire - OTCBB:JDMC. On October 5, 2007, Jade Mountain Corporation, a Nevada corporation (the “Company”), acquired all of the issued and outstanding capital stock (the “Innomind Shares”) of Innomind Group Limited, a British Virgin Islands corporation (“Innomind”) through a share exchange (the “Share Exchange”).

Innomind, through its direct and indirect subsidiaries, including Dalian RINO Environmental Engineering Science and Technology Co., Ltd., a PRC company (“RINO”), designs, manufactures, installs and services proprietary and patented wastewater treatment, exhaust emission desulphurization equipment, in addition to high temperature anti-oxidation systems, which are utilized principally by iron and steel manufacturers in the People’s Republic of China (“PRC”). RINO’s products are designed to reduce either industrial pollution and/or energy utilization.

Simultaneously with the Share Exchange on October 5, 2007, the Company completed a private placement with institutional and accredited investors which resulted in gross proceeds to the Company of approximately $24.4 million through the issuance of approximately 5.46 million shares of common stock. As part of the private placement, management entered into a “make good agreement” and is required to place 5.58 million of their shares into an escrow to secure its obligations to meet specific net income targets. In the event the Company does not achieve $16 million in after tax net income (“ATNI”) for 2007 and $28 million in ATNI for 2008, 1.674 million and 3.906 million shares respectively will be transferred on an all or none basis to the investors in the private placement on a pro-rata basis.

China is the world’s largest producer and consumer of steel products and its steel industry is comprised of approximately 1100 companies. For 2007, it has been estimated that the PRC will manufacture approximately 450 million tons of crude steel.

RINO’s proprietary and patented wastewater treatment equipment, called the “Lamella Inclined Tube Settler” wastewater disposal system, is a market leader in China’s iron and steel industry. The Lamella Inclined Tube Settler system provides comprehensive treatment of wastewater resulting from the harsh manufacturing processes, and is a closed-loop system which significantly reduces the amount of water consumed during the manufacturing process.

In addition, RINO introduced the Circulating Fluidized Bed Method Desulphurization System for eliminating sulphur dioxide emissions specifically in the sintering process of iron and steel operations. RINO’s third product is an anti-oxidation system which significantly reduces the scrap produced in steel plate production. A proprietary coating is applied to hot flat rolled steel as part of the process will be sold to customers on an ongoing basis, creating a recurring revenue base. The Lamella system is patented, and patent applications are pending on the anti-oxidation system. Both the desulphurization and anti-oxidation products were developed as a result of RINO’s cooperative efforts with the Chinese Academy of Science.

“We are pleased to have completed this financing” stated Mr. Dejun Zou (David), CEO and Chairman of RINO. “The proceeds are expected to be utilized for working capital and to expand our production capacity to meet the growing market demand. This will include implementing new operating systems, equipment and technology to improve both our operating efficiency and profitability. In addition, we intend to expand and strengthen our distribution and sales network in China, while continuing to focus on new product development efforts.”

For the first six months of 2007, ended June 30, 2007, RINO recorded revenues of $28.7 million and net income of $7.3 million, compared to revenue of $4.1 million and net income $1.3 million in the respective year ago period.

About RINO

RINO is a leading provider of environmental protection equipment for the iron and steel industry in China. Specifically, RINO designs, manufactures, installs and services proprietary and patented wastewater treatment, exhaust emission desulphurization equipment, and high temperature anti-oxidation systems, which are all designed to reduce either industrial pollution and/or energy utilization RINO’s manufacturing facility maintains the ISO 9001 Quality Management System and ISO 14001 Environment Management System certifications, in addition to receiving numerous government and industry awards.

Cautionary Statement Regarding Forward Looking Information

This press release may contain forward-looking information about the Company, Innomind and RINO. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology, and statements which may include discussions of strategy, and statements about industry trends future performance, operations and products of each of the entities referred to above. Actual performance results may vary significantly from expectations and projections as a result of various factors, including without limitation and the risks set forth "Risk Factors" contained in the Company’s Current Report on Form 8-K filed on October 12, 2007.

The shares of common stock issued in connection with the transactions have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or an applicable exemption from those registration requirements. The Company has agreed to file a registration statement covering the resale of the shares of common stock issued in the private placement and certain other shares, within 45 days of closing.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities referenced herein in any jurisdiction to any person.

Contacts:

For the Company: Bruce Richardson	Investors: HC International, Inc.

Phone: (86) 138 1818 7749	Phone: (858) 704-5058
E-Mail: bruce.richardson@rinogroup.com	E-Mail: info@hcinternational.net